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                                                                    EXHIBIT 10.7

                          ALLIED WASTE INDUSTRIES, INC.
                              2005 TRANSITION PLAN
                     FOR SENIOR AND KEY MANAGEMENT EMPLOYEES

                           [EFFECTIVE JANUARY 1, 2005]

ESTABLISHMENT/PURPOSE OF PLAN: The Management Development/Compensation Committee ("Committee") of Allied Waste Industries, Inc. ("Company") developed this transition plan to ensure the retention of certain senior and key management employees through the transition to a new Chief Executive Officer and Chairman of the Board of Directors and the implementation of the Company's new operating plan.

ELIGIBILITY/PARTICIPATION: Eligibility and participation is limited to those individuals listed in Schedule A.

AWARD/PAYOUT: The amount of each award is listed in Schedule A. The award will be paid as described below and subject to the conditions described below.

      First Installment:       50% of the award will be paid in one cash payment
      within five business days of June 15, 2005. To be eligible to receive payment of the first installment, as of June 15, 2005 and as of the payout date:

        1. The participant must be employed by the Company (in at least the same or similar position, as listed in Schedule A);

        2.        The participant's job performance must be satisfactory; and

        3. The participant must be in compliance with (i.e., must have not violated) the terms of any applicable confidentiality, non-solicitation, and/or non-competition agreement with the Company.

      If the participant does not meet all three requirements listed above, the entire amount (i.e., 100%) of the participant's award will be forfeited in its entirety, and there shall be no pro-ration of the award.

      Second Installment: The remaining 50% of the award will be paid in one cash payment on December 20, 2005. To be eligible to receive payment of the second installment, as of December 15, 2005 and as of the payout date:

        1. The participant must be employed by the Company (in at least the same or similar position listed in Schedule A);

        2.  The participant's job performance must be satisfactory; and

        3. The participant must be in compliance with (i.e., must have not violated) the terms of any applicable confidentiality, non-solicitation, and/or non-competition agreement with the Company.

      If the participant does not meet all three requirements listed above, the remaining portion (i.e., the remaining 50%) of the participant's award will be forfeited in its entirety, and there shall be no pro-ration of the award.

ADMINISTRATION: The Committee is responsible for the administration and interpretation of the Plan. All determinations under the Plan (including but not limited to eligibility, terms and conditions of participation, and payment of awards) will be made by the Committee in its sole and complete discretion. The Committee may establish such rules and procedures as it deems

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necessary or advisable for the proper administration of the Plan and may take any such other action in connection with or in relation to accomplishing the objectives of the Plan as the Committee deems necessary or advisable. Each determination or other action made or taken with respect to the Plan, including the interpretation of all of the provisions of the Plan and the specific conditions of and provisions for any payments under the Plan, will be final and conclusive for all purposes and upon all persons.

The Committee may delegate certain of its administrative powers to one or more officers of the Company. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee. However, the Committee will remain responsible for interpreting all of the terms and conditions of the Plan.

No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

TERMINATION: This Plan will automatically terminate when all awards granted hereunder have been paid or forfeited.

MISCELLANEOUS: The Plan and all determinations made and actions taken under the Plan will be governed by the laws of the State of Arizona and construed in accordance therewith.

Prior to pursing any equitable or legal action, any individual who believes that he is entitled to payment under the terms of this Plan must follow these procedures.

        1. Within 30 days after payments are made, an individual who disagrees with the Committee's determination must file, in writing, a written statement with the Committee, setting forth the amount that the individual believes should be paid to him and the basis and underlying facts supporting such belief. If an individual does not file a written statement with the Committee within this 30 day period, the Committee's determination shall be deemed final, conclusive, and uncontestable.

        2. If a written statement is timely filed with the Committee, the Committee shall review the written statement and shall determine, in its sole and complete discretion, whether to confirm its prior determination or modify, in whole or in part, its prior determination. This review shall occur at the next regularly scheduled meeting of the Committee following the Committee's receipt of the individual's written statement; provided, however, that if the written statement is received within 15 days of the Committee's next regularly scheduled meeting, the review may be postponed to the regularly scheduled meeting immediately following the next regularly scheduled meeting. The Committee will provide the individual with written notice of its decision on review within 15 days of the date on which the review occurs.

        3. If the individual's request is denied in whole or in part, the individual may pursue applicable equitable or legal remedies; provided, however, that:

              a. Any such action must be brought within 12 months of the date on which the individual receives the Committee's written notice referred to in paragraph 2 above;

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              b. Any such action must be brought in the Maricopa County Superior
              Court in the State of Arizona; and

              c. In any such action, the Committee's determination (including but not limited to interpretation of Plan provisions and any findings of fact) shall be treated as final and not subject to "de novo" review unless shown to be arbitrary and capricious.

The Company will have the right to deduct from all payments any taxes required to be withheld with respect to such payments.

Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment.

                         ALLIED WASTE INDUSTRIES, INC.,
                             A DELAWARE CORPORATION

                                           By_______________________________

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